Pricing Supplement No. 156L Dated April 8, 2004 (To Prospectus dated August 19, 2003 and Prospectus Supplement dated August 19, 2003)	Rule 424(b)(2) File No. 333-107207 CUSIP #: 46623E BM0

J.P. MORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series C Due From Nine Months to Thirty Years from Date of Issue
[ ]	Subordinated Medium Term Notes, Series A Due From Nine Months to Thirty Years from Date of Issue
Principal Amount: Issue Price: Proceeds to Company:	$10,000,000 100% $10,000,000
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Stated Maturity:	July 23, 2013

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[ X ]  Fixed Rate Note: 8.55% for each day that 3-month LIBOR falls within the LIBOR Accrual Range detailed below. For days on which 3-month LIBOR falls outside the LIBOR Accrual Range, the rate will be 0%.

LIBOR Accrual Range:	From 9/23/03 7/22/05: Range Minimum: 0% (inclusive) Range Maximum: 100% (inclusive)
From 7/23/05 7/22/06: Range Minimum: 3.00% (inclusive) Range Maximum: 6.50% (inclusive)
From 7/23/06 7/22/07: Range Minimum: 4.00% (inclusive) Range Maximum: 8.00% (inclusive)
From 7/23/07 7/22/08: Range Minimum: 5.00% (inclusive) Range Maximum: 8.00% (inclusive)
From 7/23/08 7/22/11: Range Minimum: 5.50% (inclusive) Range Maximum: 8.00% (inclusive)
From 7/23/11 7/22/13: Range Minimum: 6.00% (inclusive) Range Maximum: 8.00% (inclusive)
[ ] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	LIBOR Telerate [ ] CMT [ ]	LIBOR Reuters [ ]

Interest Payment Dates:   Monthly on the 23rd or next good business day, via following New York business day convention, commencing October 23, 2003.

Interest Reset Dates:   The 23rd or next good business day, via following New York business day convention, commencing October 23, 2003.

Day Count: Act/Act

Index Maturity:   3-month LIBOR
Spread (+/-):   0
Multiplier:   Not Applicable
Maximum Interest Rate:    8.55%     Minimum Interest Rate:   0%
LIBOR Accrual Determination For each daily LIBOR accrual date, USD LIBOR will be determined two London business days prior to each accrual date and will be subject to the Rate-Cut Off Date. LIBOR for Saturday, Sunday or any day that is not a London Banking Day, will be LIBOR for the immediately prior London Banking Day. The LIBOR applicable to the day (Rate Cut-Off Date) 7 New York Banking Days prior to any coupon payment date will remain in effect until the interest payment date.

Optional Redemption:   Yes [   ]   No [X]

Other: The Notes are being reoffered to the sole holder of the Notes in connection with the rescission offer by the Company to the holder being made hereby pursuant to which the holder may for a period of 20 Business Days sell the Notes to the Company and receive the consideration paid by the holder for the Notes as a result of not having been provided a pricing supplement to the above prospectus supplement and prospectus at the time of its purchase of the Notes.